                                                                   EXHIBIT 10.26


                        SECOND AMENDMENT TO OFFICE LEASE


        This SECOND AMENDMENT TO OFFICE LEASE ("AMENDMENT") is made and entered into as of the 18 day of September, 2000, by and between IRVINE OAKS REALTY HOLDING CO., INC., a Delaware corporation ("LANDLORD"), and GADZOOX NETWORKS, INC., a Delaware corporation ("TENANT").

                                R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of October, 1999 (the "OFFICE LEASE"), as amended by that certain First Amendment to Office Lease dated June 30, 2000 (the "FIRST AMENDMENT") (the Office Lease and the First Amendment are hereinafter collectively referred to as the "LEASE"), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of a total of approximately 14,133 rentable square feet of space (the "EXISTING PREMISES") located on the first (1st) floor of the building located at 16241 Laguna Canyon Road, Irvine, California (the "BUILDING").

B. landlord and Tenant desire to amend the Lease to expand the Premises on the terms and conditions set forth in this Amendment.

                               A G R E E M E N T:

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. CAPITALIZED TERMS. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.

        2. ADDITION TO EXISTING PREMISES. Effective as of the date (the "EXPANSION COMMENCEMENT DATE") which is the earlier to occur of (i) the date upon which Tenant commences to conduct business in the Expansion Premises, and
(ii) the date upon which the Expansion Premises is "Ready for Occupancy," as that term is defined in Section 5.1 of the "Tenant Work Letter," as that term is defined in Section 3, below, which date is anticipated to be December 1, 2000, Tenant shall lease from Landlord and Landlord shall Lease to Tenant Suite 150, comprising approximately 5,783 rentable square feet of space located on the first (1st) floor of the Building, as more particularly set forth on Exhibit A attached hereto (the "EXPANSION PREMISES"). As of the Expansion Commencement Date, the "Premises," as that term is defined in the Lease, shall be expanded to consist of the Existing Premises and the Expansion Premises, which Premises shall contain, in the aggregate, approximately 19,916 rentable square feet of space. "Substantial Completion" of the Expansion Premises shall be deemed to be upon the issuance of a temporary certificate of occupancy or its legal equivalent allowing for legal occupancy of the Expansion Premises, and upon the completion of the construction of the "Landlord's Work," as that term is defined in the "Tenant Work

Letter," as that term is defined in Section 3, below, with the exception of any punchlist items and any tenant fixtures, work stations, built-in furniture or equipment to be installed by Tenant.

        3. CONDITION OF THE PREMISES. Tenant hereby acknowledges and agrees that except as expressly set forth in this Amendment and the Tenant Work Letter attached hereto as Exhibit B (the "TENANT WORK LETTER"), Landlord shall have no obligation to provide or pay for any improvement work or services relating to the Expansion Premises, and Tenant shall accept the Expansion Premises on the Expansion Commencement Date in its then existing, "as-is" condition. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises or with respect to the suitability of the Expansion Premises for the conduct of Tenant's business.

        4. RENT.

            4.1 BASE RENT. Notwithstanding anything to the contrary in the Lease, as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease. Commencing on the Expansion Commencement Date and continuing throughout the Extended Term, notwithstanding anything in Article 3 of the Lease to the contrary, Tenant shall pay monthly Base Rent for the Expansion Premises in the following amounts:

                                                                    MONTHLY RENTAL RATE
      MONTH OF THE LEASE                      MONTHLY INSTALLMENT   PER RENTABLE SQUARE
             TERM          ANNUAL BASE RENT       OF BASE RENT             FOOT
      ------------------   ----------------   -------------------   -------------------
             1-12            $121,443.00           $10,120.25              $1.75
             13-24           $124,912.80           $10,409.40              $1.80
             25-36           $128,382.60           $10,698.55              $1.85
             37-48           $131,852.40           $10,987.70              $1.90
             49-60           $135,322.20           $11,276.85              $1.95

            Upon execution of this Amendment, Tenant shall pay to Landlord $10,120.25 for the first month's Base Rent for the Expansion Premises.

            4.2 TENANT'S SHARE OF DIRECT EXPENSES.

                (i) TENANT'S BUILDING SHARE. Notwithstanding anything to the contrary in the Lease, as hereby amended, as a result of the revision to the rentable square footage of the Premises, "Tenant's Building Share" is hereby amended to equal 47.6%, effective as of the Expansion Commencement Date.

                (ii) TENANT'S PROJECT SHARE. Notwithstanding anything to the contrary in the Lease, as hereby amended, as a result of the revision to the rentable square footage of the Premises, "Tenant's Project Share" is hereby amended to equal 6.25%, effective as of the Expansion Commencement Date.

        5. SECURITY DEPOSIT. Upon the Expansion Commencement Date, the "Security Deposit", as that term is defined in the Lease, shall be increased to $43,005.33. Upon execution of this

Amendment, Tenant shall pay to Landlord $11,276.85 to increase the Security Deposit held by Landlord to such amount.

        6. PARKING. Upon the Expansion Commencement Date, Landlord shall grant to Tenant four (4) visitor parking spaces designated for the exclusive use of visitors to the Premises ("RESERVED VISITOR SPACES"). The Reserved Visitor Spaces shall be located near the Building lobby, as designated by Landlord in its reasonable discretion.

        7. SIGNS. Article 23 of the Lease is hereby amended and restated to reflect that, subject to Landlord's prior written approval in its sole discretion, and provided that any sign is in keeping with the quality, design and style of the Building and Project and is in compliance with all covenants, conditions or restrictions affecting the Project, and all applicable law, Tenant, at its sole cost and expense, may install one (1) additional first floor eyebrow sign on the Building elevation above the entrance to the Building lobby, facing to the north. Any costs associated with the approval, installation, maintenance and removal of such identification signage shall be borne solely by Tenant.

        8. LUNCH AREA. Landlord shall provide to Tenant, for its non-exclusive use and enjoyment in common with [ASL] and other tenants of the Project, a lunch area in the patio area of the Project (the "LUNCH AREA"), consisting of three
(3) picnic tables and one (1) bicycle rack. Landlord shall maintain such Lunch Area at its sole cost and expense; provided, however, that the cost of such maintenance of the Lunch Area may be included as an component of Operating Expenses. Tenant hereby assumes all risk of damage to, or loss of, property or injury to persons in or upon the Lunch Area from any cause whatsoever and agrees that the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except due to Landlord's negligence or willful misconduct. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in or on the Lunch Area, any acts, omissions or negligence of Tenant Parties, in or on the Lunch Area, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or the Landlord Parties.

        9. BROKERS. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers. The terms of this Section shall survive the expiration or earlier termination of this Amendment.

        10. NO FURTHER MODIFICATION. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"                                "TENANT"
IRVINE OAKS REALTY HOLDING CO., INC.,     GADZOOX NETWORKS, INC.,
a Delaware corporation                    a Delaware corporation

By: _________________________________     By: __________________________________
                                              Its: Site Manager
Its: ________________________________
                                          By: __________________________________
                                              Its: Chief Executive Officer

                                    EXHIBIT A

                          OUTLINE OF EXPANSION PREMISES

                                [TO BE PROVIDED]

                      SCHEMATIC DIAGRAM TO BE INSERTED HERE

                                    EXHIBIT B

                               TENANT WORK LETTER


This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Expansion Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Premises, in sequence, as such issues will arise during the actual construction of the Expansion Premises. All references in this Tenant Work Letter to Articles or Sections of "this Amendment" shall mean the relevant portion of Sections 1 through 8 of the Second Amendment to Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

                                    SECTION 1

            LANDLORD'S INITIAL CONSTRUCTION IN THE EXPANSION PREMISES

Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Expansion Premises and (ii) of the floors of the Building on which the Expansion Premises are located (collectively, the "Base, Shell, and Core"). The Base, Shell and Core shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Expansion Premises for any prior tenant of the Expansion Premises.

                                    SECTION 2

                             EXPANSION IMPROVEMENTS

        2.1 Expansion Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "Expansion Improvement Allowance") in the amount of $144,508.00 for the costs relating to the initial design and construction of Tenant's improvements which are permanently affixed to the Expansion Premises, including without limitation shower facilities and upgrades of the restrooms (the "Expansion Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Expansion Improvement Allowance. All Expansion Improvements for which the Expansion Improvement Allowance has been made available shall be deemed Landlord's property under the terms of the Lease.

        2.2 Disbursement of the Expansion Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Expansion Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) for costs related to the construction of the Expansion Improvements and for the following items and costs (collectively, the "Expansion Improvement Allowance Items"): (i) payment of the fees of the "Architect" and the "Engineers," as those terms are defined in
Section 3.1 of this Tenant Work

Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings; (iii) the cost of any changes to the Construction Drawings or Expansion Improvements required by all applicable building codes (the "Code");
(iv) the cost of the Landlord's Work; (v) the "Landlord Supervision Fee", as that term is defined in Section 4.3.2 of this Tenant Work Letter; and (vi) a portion of the costs of the tenant demising walls and public corridor walls and materials, if any, as designated by Landlord.

        2.3 Standard Tenant Improvement Package. Landlord has established specifications (the "Specifications") for the Building standard components to be used in the construction of the Expansion Improvements in the Premises (collectively, the "Standard Improvement Package"), which Specifications shall be supplied to Tenant by Landlord. The quality of Expansion Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord's option, require the Expansion Improvements to comply with certain Specifications. Landlord may make changes to the Specifications for the Standard Improvement Package from time to time.

                                    SECTION 3

                              CONSTRUCTION DRAWINGS

        3.1 Selection of Architect/Construction Drawings. Tenant shall retain Phoenix Planning (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work of the Expansion Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

        3.2 Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Expansion Improvements in the Expansion Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval.

        3.3 Final Working Drawings. On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Expansion Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval.

        3.4 Permits. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of the construction of the Expansion Improvements. Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in
Section 4.1, below, to commence and fully complete the construction of the Expansion Improvements (the "Permits"), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1. Notwithstanding anything to the contrary set forth in this Section 3.4, Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion and that the obtaining of the same shall be Tenant's responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the "Substantial Completion" of the Expansion Premises as that term is defined in
Section 5.1 of this Tenant Work Letter.

        3.5 Time Deadlines. Tenant shall use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as possible after the execution of this Amendment, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant's progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the "Time Deadlines"), attached hereto. Tenant agrees to comply with the Time Deadlines.

                                    SECTION 4

                   CONSTRUCTION OF THE EXPANSION IMPROVEMENTS

        4.1 Contractor. A contractor designated by Landlord ("Contractor") shall construct the Tenant Improvements.

        4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Expansion Improvement Allowance Items to be incurred by Tenant in connection with the design and construction of the Expansion Improvements (the "Cost Proposal"). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "Cost Proposal Delivery Date".

        4.3 Construction of Expansion Improvements by Contractor under the Supervision of Landlord.

            4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Expansion Improvement Allowance. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Expansion Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Expansion Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Expansion Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount.

            4.3.2 Landlord's Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Expansion Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to the product of (i) five percent (5%) and (ii) an amount equal to the Expansion Improvement Allowance plus the Over-Allowance Amount (as such Over-Allowance Amount may increase pursuant to the terms of this Tenant Work letter).

            4.3.3 Contractor's Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Expansion Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Expansion Improvements.

            4.3.4 Tenant's Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Expansion Premises or in the Building. Within ten (10) days after completion of construction of the Expansion Improvements, Tenant shall cause Contractor and Architect to cause a Notice of Completion to be recorded in the office of the County Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant's agent for such purpose. In addition, immediately after the Substantial Completion of the Expansion Premises, Tenant shall have prepared and delivered to the Building a copy of the "as built" plans and specifications (including all working drawings) for the Expansion Improvements.

                                    SECTION 5

                    COMPLETION OF THE EXPANSION IMPROVEMENTS;
                           EXPANSION COMMENCEMENT DATE

        5.1 Ready for Occupancy. The Expansion Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Expansion Premises. For purposes of this Lease, "Substantial Completion" of the Expansion Premises shall occur upon the issuance of a temporary certificate of occupancy or its equivalent allowing for legal occupancy of the Expansion Premises, and upon the completion of construction of the Expansion Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

        5.2 Delay of the Substantial Completion of the Expansion Premises. Except as provided in this Section 5.2, the Expansion Commencement Date shall occur as set forth in the Amendment and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Expansion Premises or in the occurrence of any of the other conditions precedent to the Expansion Commencement Date, as set forth in the Amendment, as a direct, indirect, partial, or total result of:

            5.2.1 Tenant's failure to comply with the Time Deadlines;

            5.2.2 Tenant's failure to timely approve any matter requiring Tenant's approval;

            5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

            5.2.4 Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

            5.2.5 Tenant's request for changes in the Approved Working Drawings;

            5.2.6 Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial

Completion of the Expansion Premises, as set forth in the Amendment, or which are different from, or not included in, the Standard Improvement Package;

            5.2.7 Changes to the Base, Shell and Core required by the Approved Working Drawings; or

            5.2.8 Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Expansion Premises, the date of the Substantial Completion of the Expansion Premises shall be deemed to be the date the Substantial Completion of the Expansion Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.

                                    SECTION 6

                                  MISCELLANEOUS

        6.1 Tenant's Entry Into the Expansion Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Expansion Premises, Contractor shall allow Tenant access to the Expansion Premises prior to the Substantial Completion of the Expansion Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment) in the Expansion Premises. Prior to Tenant's entry into the Expansion Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.

        6.2 Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Expansion Premises.

        6.3 Tenant's Representative. Tenant has designated Ms. Jan Ciano as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

        6.4 Landlord's Representative. Landlord has designated Mr. Dave Walling as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

        6.5 Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant shall all be union labor in compliance with the then existing master labor agreements.

        6.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

        6.7 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended, if an event of default as described in the Lease, as hereby amended, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Expansion Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended, Landlord shall have the right to withhold payment of all or any portion of the Expansion Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease, as amended.

                             SCHEDULE 1 TO EXHIBIT B


                                 TIME DEADLINES

                       DATES                                         ACTIONS TO BE PERFORMED
      ---------------------------------------              --------------------------------------------
  A.  September 29, 2000                                   Final Space Plan to be completed by Tenant
                                                           and delivered to Landlord.

  B.  October 27, 2000                                     Tenant to deliver Final Working Drawings to
                                                           Landlord.

  C.  [TO BE PROVIDED]                                     Tenant to deliver Permits to Contractor.

  D.  Five (5) business days after the receipt             Tenant to approve Cost Proposal and deliver
      of the Cost Proposal by Tenant                       Cost Proposal to Landlord.

                           IRVINE OAKS EXECUTIVE PARK

                           NOTICE OF LEASE TERM DATES

TO:      GADZOOX NETWORKS, INC.
         16241 Laguna Canyon Road, Suite 100 & 150
         Irvine, CA  92618

         Re: Second Amendment dated September 18, 2000, between IRVINE OAKS REALTY HOLDING COMPANY, a Delaware Corporation ("Landlord"), and GADZOOX NETWORKS, INC., a Delaware corporation ("Tenant"), concerning Suite 150 on floor(s) one of the building located at 16241 Laguna Canyon Road, Irvine, California.

Gentlemen:

In accordance with the Second Amendment, we wish to advise you and/or confirm as follows:

        1. Tenant has accepted the premises per paragraph 2 of the Second Amendment dated September 18, 2000.

        2. The Expansion Lease Term shall commence on or has commenced on March 1, 2001 for a term of Four (4) Years and One and a half (1.5) months ending coterminous with the Original Lease on April 15, 2005.

        3. Rent commenced to accrue on March 1, 2001, in the amount of $10,120.25 per month.

        4. If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

        5. Your rent check should be made payable to IRVINE OAKS REALTY HOLDING COMPANY at:

           Irvine Oaks Realty Holding Co., Inc.
           c/o SARES- REGIS Group
           P.O. Box 41127
           Santa Ana, CA  92799-1127

        6. The exact number of rentable square feet per the Second Amendment is 5,783 square feet.

        7. Tenant's Project Share as adjusted based upon the exact number of total rentable square feet within the Premises is 6.25% per the Lease, Tenant's Building Share as adjusted based upon the exact number of total rentable square feet within the Premises is 47.6%.

                                                              "Landlord"

                                          IRVINE OAKS REALTY HOLDING CO, INC.
                                          a Delaware corporation

                                          By: __________________________________
                                              Its: _____________________________

Agreed to and Accepted
As of ______________________________.

"Tenant":

GADZOOX NETWORKS, INC.
a Delaware corporation

By: _________________________________

   Its: _____________________________